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                                                                      EXHIBIT 99
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PRESS RELEASE



MIAMI LAKES, Fla., Sept. 29/PRNewswire/ -- Windmere-Durable Holdings, Inc. (NYSE: WND) today announced that a class action complaint alleging violations of the federal securities laws had been filed against it, two officers of the Company and NationsBanc Montgomery Securities LLC relating to the acquisition by the Company of certain product categories of the Household Products Group of Black & Decker. The suit purports to be on behalf of those who purchased Windmere common stock between May 12 and September 22, 1998, and those purchasers of Windmere's 10% Senior Subordinated Notes. Windmere further stated that another firm had announced that it had also filed a complaint but that it had not been served with a copy of it.

Windmere Chairman, President and Chief Executive Officer, David Friedson, stated that, "Although the Company has not completed the process of carefully reviewing the allegations of the complaint, I believe that the claims are without merit. Windmere and its officers and directors intend to defend the suit vigorously."

Mr. Friedson added, "Despite the lower-than-expected sales of Black & Decker branded products and earnings from Newtech Electronics Industries in the third quarter, I remain enthusiastic about the long-term earnings prospects of Windmere." Mr. Friedson further stated that the Company believes that its cash flow from operations and other available credit sources will be adequate to meet the Company's future liquidity needs.

Finally, Mr. Friedson explained that Windmere and Black & Decker Corporation were continuing to work together in a positive manner to fully transition ownership of the Household Products Group.

Windmere-Durable Holdings, Inc. is a diversified manufacturer and distributor of a broad range of household appliances, including personal care products for the home and professional salons, electric housewares and comfort conditioning/seasonal products. The Company also markets the Litter Maid(TM) computerized, infrared, automatic self-cleaning cat litter box.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include economic conditions and the retail environment; the Company's dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. SOURCE Windmere-Durable Holdings, Inc.